The original of this document was filed with the Secretary of State of Wyoming on October 25, 2021. The office of the Secretary of State of Wyoming has indicated that the filed document will be processed during the first half of November 2021.

Class C Convertible Non-Voting Preferred Stock Designation
ARTICLES OF AMENDMENT
TO
ARTICLES OF CORPORATION
OF
EMERGENT HEALTH, CORP.
DESIGNATING
SERIES C CONVERTIBLE NON-VOTING PREFERRED STOCK

Pursuant to Title 17 - Chapter 16 of the of the Wyoming Business Corporation Act, Emergent Health, Corp., a Wyoming corporation (the "Corporation"), does hereby certify:

The Articles of Corporation of the Corporation (the "Charter") confer upon the Board of Directors of the Corporation (the "Board of Directors") the authority to provide for the issuance, from time to time, in one or more series, of shares of preferred stock and, in the resolution or resolutions providing for such issue, establish for each such series the number of shares, the designations, powers, privileges, preferences and rights, if any, of the shares of such series, and the qualifications, limitations and restrictions, if any, of such series, to the fullest extent permitted by the Wyoming Business Corporation Act as the same exists or may hereafter be amended. On October 18th, 2021, the Board of Directors duly adopted the following resolution creating a series of preferred stock designated as the Series C Convertible Non-Voting Preferred Stock, comprised of Six Million (6,000,000) authorized shares, and such resolution has not been modified and is in full force and effect on the date hereof:

RESOLVED that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Charter, a series of the class of authorized preferred stock, par value $0.001 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

FIRST: These Articles of Amendment were adopted by the Board of Directors on August 26th, 2021 in the manner prescribed by Title 17 Chapter 16 of the Wyoming Business Corporation Act. Shareholder action was not required.

SECOND: That pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles of Corporation, as amended, of the Corporation (the "Articles of Corporation"), the Board of Directors adopted the following resolution on October 18th, 2021, designating 6,000,000 shares of the Company's authorized preferred stock as "Series C Convertible Non-Voting Preferred Stock":

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Articles of Corporation, a series of Preferred Stock, having a par value of $0.001 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof, and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

TERMS OF SERIES "C" CONVERTIBLE NON-VOTING PREFERRED STOCK

Six Million (6,000,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series C Convertible Non-Voting Preferred Stock" with the following rights, preferences, powers, privileges, restrictions, qualifications, and limitations.

1. Fractional Shares. Series A Convertible Preferred Stock may be issued in fractional shares.

2. Dividends. Series A Convertible Preferred Stock shall be treated pari passu with Common Stock except that the dividend on each share of Series C Convertible Non-Voting Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of Common Stock multiplied by the Conversion Rate.

3. Liquidation, Dissolution, or Winding Up. Payments to Holders of Series C Convertible Non-Voting Preferred Stock shall be treated pari passu with Common Stock except that the payment on each share of Series A Convertible Preferred Stock shall be equal to the amount of the payment on each share of Common Stock multiplied by the Conversion Rate.

4. Voting. The shares of Series C Convertible Non-Voting Preferred Stock shall not vote on any matters as a class with the holders of Common Stock and each share of Series C Convertible Non-Voting Preferred Stock shall not be entitled to the number of votes per share equal to the Conversion Rate until after conversion takes place.

5. Conversion Rate and Adjustments.

(a) Conversion Rate. The Conversion Rate shall be 100 shares of Common Stock (as adjusted pursuant to this Section 5) for each share of Series C Convertible Non-Voting Preferred Stock.

(b) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the issuance of the Series C Convertible Non-Voting Preferred Stock effect a subdivision of the outstanding Common Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately increased. If the Corporation shall at any time or from time to time after the issuance of the Series C Convertible Non-Voting Preferred Stock combine the outstanding shares of Common Stock, the Conversion Rate then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation, or merger involving the Corporation in which the Common Stock (but not the Series C Convertible Non-Voting Preferred Stock) is converted into or exchanged for securities, cash, or other property, then, following any such reorganization, recapitalization, reclassification, consolidation, or merger, each share of Series C Convertible Non-Voting Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series C Convertible Non-Voting Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, or merger would have been entitled to receive pursuant to such transaction.

6. Automatic Conversion. No share of Series C Preferred Stock shall be converted into shares of Common Stock prior to January 1, 2024. Effective January 1, 2024 (the "Automatic Conversion Date"), all issued and outstanding shares of Series C Preferred Stock shall be converted into shares of Common Stock at the then-applicable Conversion Rate; provided, however, that holders of not less than a majority of the then-issued and outstanding shares of Series C Preferred Stock may, from time to time, by written consent delivered to the Corporation, vote to extend the Automatic Conversion date to a future date certain.

7. Anti-Dilution Provision.

(a) The holders of the Series C Convertible Non-Voting Preferred Stock shall have anti-dilution rights (the "Anti-Dilution Rights") during the Two-year period after the Series C Convertible Non-Voting Preferred Stock converted into shares of Common Stock at its then effective Conversion Rate. The anti-dilution rights shall be pro-rata to the holder's ownership of the Series C Convertible Non-Voting Preferred Stock. The Company agrees to assure that the holders of the Series C Convertible Non-Voting Preferred Stock shall have and maintain at all times, full ratchet anti-dilution protection rights as to the total number of issued and outstanding shares of common stock and preferred stock of the Company from time to time, at the rate of 80%, calculated on a fully diluted basis. In the event that the Company issues any shares of common stock, preferred stock or any security convertible into or exchangeable for

common stock or preferred stock to any person or entity, the Company agrees to undertake all necessary measures as may be necessary or expedient to accommodate its performance under this Series C Convertible Non-Voting Preferred Stock Designation, including, without limitation, the amendment of its articles of Corporation to the extent necessary to provide for a sufficient number of shares of authorized common stock or preferred stock to be issued to Series C Convertible Non-Voting Preferred Stock holders so as to maintain in Series C Convertible Non-Voting Preferred Stock holders, a 80% interest in the common stock and preferred stock of the Company, calculated on a fully-diluted basis.

8. Waiver. Any of the rights, powers, or preferences of the holders of Series C Convertible Non-Voting Preferred Stock set forth herein may be waived or modified by the affirmative consent or vote of the holders of at least a majority of the shares of Series C Convertible Non-Voting Preferred Stock then outstanding.

RESOLVED, FURTHER, that any executive officer of the Corporation is authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Wyoming law.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment this 18th day of October 2021.

/s/ John V. Cappello
Name: John V. Cappello, D.O, M.B.A
Title: CEO